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                                                                    Ex 26(d)(36)

[SPOUSE AND CHILD] TERM LIFE
INSURANCE CERTIFICATE SUPPLEMENT
                                                           [MINNESOTA LIFE LOGO]
MINNESOTA LIFE INSURANCE COMPANY, a Securian Financial Group affiliate
400 Robert Street North - St. Paul, Minnesota 55101-2098

GENERAL INFORMATION

This supplement is issued in consideration for your application for [spouse and child coverage and for the payment of the additional monthly charge]. The provisions summarized in this supplement are subject to every term, condition, exclusion, limitation, and provision of the group policy as amended, unless otherwise expressly provided for herein.

WHAT DOES THIS SUPPLEMENT PROVIDE?

This supplement provides term life insurance on the [lives] of your eligible [spouse and children].

[WHAT MEMBERS OF YOUR FAMILY ARE] ELIGIBLE FOR COVERAGE?

     (1) your lawful spouse who is not legally separated from you, who is not eligible for insurance as an employee under the group policy; and

     (2) your children from live birth to attainment of age 19, or attainment of age 24 if a full-time student in an accredited educational institution. Eligibility begins at live birth (stillborn or unborn children are not eligible). Children age 19 or older are also eligible if they are physically or mentally incapable of self-support, were incapable of self-support prior to age 19 (24 if a full-time student) and are financially dependent on you for more than one-half of their support and maintenance. Your children shall mean your natural children, legally adopted children and children who are primarily dependent on you for support and who live with you in a permanent parent-child relationship, and who are your stepchildren, foster children, or children for whom you are a legal guardian. In order to be eligible under the policy children must be unmarried, and dependent on you for financial support.

A spouse or child on active military duty is not eligible for coverage under the group policy.

If both parents of a child qualify as eligible employees under the group policy, the child shall be considered a dependent of only one parent for purposes of this rider. If any child qualifies as an eligible employee under the group policy, he or she is not eligible to be insured as a dependent child.

Any child who, subsequent to the effective date of your certificate supplement for Spouse and Child Term Life Insurance, meets the requirements of this provision will become insured on the date he or she so qualifies.]

DEATH BENEFIT

WHAT IS THE AMOUNT OF LIFE INSURANCE ON [EACH INSURED FAMILY MEMBER]?

The amount of life insurance on [each insured family member] is shown on the specifications page attached to your certificate.

WHEN WILL THE DEATH BENEFIT BE PAYABLE?

We will pay the death benefit upon receipt at our home office of written proof satisfactory to us that your [spouse or child] insured under this supplement has died. All payments made by us are payable from our home office.

TO WHOM WILL WE PAY THE DEATH BENEFIT?

All proceeds payable under this supplement will be paid to [you].

ADDITIONAL INFORMATION

WHEN DOES INSURANCE ON YOUR ELIGIBLE [SPOUSE AND CHILDREN] BECOME EFFECTIVE?

Insurance on a spouse or child becomes effective on the date when all of the following conditions have been met:

     (1)  the spouse or child meets all eligibility requirements; and

     (2) if required, the insured employee applies for spouse or child coverage on forms which are approved by us; and

     (3) we are satisfied with the spouse or child's evidence of insurability, if we require evidence; and

     (4)  we receive the required premium.

If a spouse or child is hospitalized or confined because of illness or disease on the date his or her insurance would otherwise become effective, his or her effective date shall be delayed until he or she is released from such hospitalization or confinement, this does not apply to newborn children. However, in no event will insurance on a spouse or child be effective before the insured employee's insurance under the group policy is effective.

WHAT IS THE MONTHLY COST TO YOU FOR INSURANCE UNDER THIS SUPPLEMENT?

The monthly cost to you for insurance under this supplement is shown on the specifications page attached to your certificate.


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WHEN WILL YOUR ACCOUNT BE CHARGED?

On the first day of each certificate month, the monthly cost for insurance under this supplement will be charged to your account.

WHEN DOES INSURANCE ON AN INSURED [SPOUSE OR CHILD] TERMINATE?

Insurance on the life of a [spouse or child] insured under this supplement will terminate on the earliest of:

     (1) the date you request that insurance on your eligible [spouse and children] be terminated;

     (2) the date the [spouse or child] is no longer eligible for insurance under this supplement;

     (3)  the date you are no longer insured under the group policy.

WILL ACCOUNT VALUES ACCUMULATE FOR AN INSURED [SPOUSE OR CHILD]?

No. The insurance on an insured [spouse or child] will not accumulate account values.


/s/ Dennis E. Prohofsky                                    /s/ Robert L. Senkler
-----------------------                                    ---------------------
Secretary                                                              President


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